UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 28, 2023

2seventy bio, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40791	86-3658454
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 Binney Street,		02142
Cambridge, MA
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (339) 499-9300
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	TSVT	The NASDAQ Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.
On February 28, 2023, 2seventy bio, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Goldman Sachs & Co. LLC, Cowen and Company, LLC, and SVB Securities LLC, as representatives of the several underwriters named therein (the “Underwriters”) pursuant to which the Company agreed to issue and sell 10,869,566 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), to the Underwriters at a public offering price of $11.50 per share (the “Offering”). Under the terms of the Underwriting Agreement, the Company also granted the Underwriters an option exercisable for 30 days to purchase up to an additional 1,630,434 shares of Common Stock at the same price per share. The offering is expected to close on March 3, 2023, subject to customary closing conditions.
The net proceeds to the Company from the Offering are expected to be approximately $117.1 million after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company, or approximately $134.8 million if the underwriters exercise their option to purchase additional shares from the Company in full. The Company intends to use the net proceeds from the Offering, together with its existing cash, cash equivalents and marketable securities for research and development and clinical development costs to support the advancement of its product candidates and the expansion of its research and development programs; advancement of the KarMMa trials to support the use of Abecma in earlier lines of therapy, pursuant to its cost sharing arrangements with BMS; commercial activities in support of Abecma; working capital; capital expenditures; corporate development; and other general corporate purposes.
The Offering was made pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-268222) (the “Registration Statement”), which was previously filed with the Securities and Exchange Commission on November 7, 2022 and became effective on November 18, 2022, and a related prospectus included in the Registration Statement, as supplemented by a preliminary prospectus supplement dated February 28, 2023 and a final prospectus supplement dated February 28, 2023.
The Underwriting Agreement contains customary representations, warranties and covenants of the Company and also provides for customary indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates and were solely for the benefit of the parties to such agreement. The foregoing summary of the Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement, a copy of which is attached hereto as Exhibit 1.1 and incorporated herein by reference.
Goodwin Procter LLP, counsel to the Company, delivered an opinion as to legality of the issuance and sale of the Common Stock in the Offering, a copy of which is attached hereto as Exhibit 5.1 and is incorporated herein by reference.
Item 8.01. Other Events.
On February 28, 2023, the Company issued a press release announcing the Offering and on February 28, 2023, the Company issued a press release announcing the pricing of the Offering. Copies of these press releases are attached hereto as Exhibits 99.1 and 99.2, respectively, and are each incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits
(d) Exhibits

1.1
Underwriting Agreement, dated as of February 28, 2023, by and between the Company and Goldman Sachs & Co. LLC, Cowen and Company, LLC, and SVB Securities LLC, as representatives of the several underwriters named therein.

5.1	Opinion of Goodwin Procter LLP
23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1).
99.1	Press Release issued by the Company on February 28, 2023.
99.2	Press Release issued by the Company on February 28, 2023.
104	Cover Page Interactive Data File (embedded within Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 1, 2023	2seventy bio, Inc.

	By:	/s/ Chip Baird
Chip Baird
Chief Financial Officer
(Principal Financial and Accounting Officer)